Exhibit 21.1

SUBSIDIARIES OF PRAXIS PRECISION MEDICINES, INC.

Name	Jurisdiction of Formation / Incorporation

Praxis Security Corporation	Massachusetts

Praxis Precision Medicines Australia PTY LTD	Australia